Exhibit 8.1

SUBSIDIARIES OF PROQR THERAPEUTICS N.V.

The following is a list of subsidiaries of the Company (and jurisdiction of incorporation) as of December 31, 2022.

Name of Subsidiary	Jurisdiction of Incorporation or Organization
ProQR Therapeutics Holding B.V.	Netherlands
ProQR Therapeutics I B.V.	Netherlands
ProQR Therapeutics II B.V.	Netherlands
ProQR Therapeutics III B.V.	Netherlands
ProQR Therapeutics IV B.V.	Netherlands
ProQR Therapeutics V B.V.	Netherlands
ProQR Therapeutics VI B.V.	Netherlands
ProQR Therapeutics VII B.V.	Netherlands
ProQR Therapeutics VIII B.V.	Netherlands
ProQR Therapeutics IX B.V.	Netherlands
ProQR Therapeutics I Inc.	United States
Amylon Therapeutics B.V.	Netherlands